UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

KANA SOFTWARE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	77-0435679
(State of Incorporation or Organization)	(IRS Employer Identification No.)

181 Constitution Drive, Menlo Park, CA	94025
(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities Act registration statement file number to which this form relates: 333-82587

Securities to be registered pursuant to Section 12(b) of the Act:

Title Of Each Class To Be So Registered	Name Of Each Exchange On Which Each Class Is To Be Registered
N/A	N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Stock Purchase Rights

(Title of Class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered.

On January 26, 2006, Kana Software, Inc. (“KANA”) entered into a Rights Agreement with U.S. Stock Transfer Corporation that provides for the terms of a rights plan and a dividend distribution of one preferred share purchase right (a “Right”) for each outstanding share of KANA’s common stock, par value $0.001 (the “Common Stock”). The dividend is payable to KANA’s stockholders of record as of the close of business on February 3, 2006 (the “Record Date”).

KANA’s Board of Directors (the “Board”) adopted the Rights Agreement to protect KANA’s ability to carry forward its net operating losses (the “NOLs”), which KANA believes are a substantial asset of KANA. KANA has experienced substantial operating losses in previous years, and under the Internal Revenue Code of 1968, as amended (the “Code”), and rules promulgated by the Internal Revenue Service, KANA may “carry forward” its NOLs in certain circumstances to offset current and future earnings, and thus reduce its federal income tax liability (subject to certain requirements and restrictions). If KANA experiences an “Ownership Change,” as defined in Section 382 of the Code, its ability to use its NOLs could be substantially limited or lost altogether.

The Rights Agreement imposes a significant penalty upon any person or group that acquires 4.9% or more (but less than 50%) of KANA’s then-outstanding Common Stock without the prior approval of KANA’s Board. Stockholders who own 4.9% or more of KANA’s then-outstanding Common Stock as of the close of business on the Record Date may acquire up to an additional 1% of KANA’s then-outstanding Common Stock without penalty so long as they maintain their ownership at or above the 4.9% level (such increase subject to downward adjustment by KANA’s Board if it determines that such increase will endanger the availability of KANA’s NOLs). Moreover, KANA’s Board may exempt any person or group that owns 4.9% or more. A person or group that acquires a percentage of KANA’s Common Stock in excess of the applicable threshold but less than 50% of KANA’s then-outstanding Common Stock is called an “Acquiring Person.” Any rights held by an Acquiring Person are void and may not be exercised.

KANA’s Board authorized the issuance of one Right per each share of KANA’s Common Stock outstanding on the Record Date. If the Rights become exercisable, each Right would allow its holder to purchase from KANA one one-hundredth of a share of KANA’s Series A Junior Participating Preferred Stock, par value $0.001 (the “Preferred Stock”), for a purchase price of $4.00. Each fractional share of Preferred Stock would give the stockholder approximately the same dividend, voting and liquidation rights as one share of KANA’s Common Stock. Prior to exercise, however, a Right will not give its holder any dividend, voting or liquidation rights.

The Rights will not be exercisable until 10 days after a public announcement by KANA that a person or group has become an Acquiring Person.

Until the date that the Rights become exercisable (the “Distribution Date”), KANA’s Common Stock certificates will evidence the Rights and will contain a notation to that effect. Any transfer of shares of Common Stock prior to the Distribution Date will constitute a transfer of the associated Rights. After the Distribution Date, the Rights will be separated from the Common Stock and be evidenced by a rights certificate, which KANA will mail to all holders of the rights that are not void.

If a person or group already is or becomes an Acquiring Person after the Distribution Date, all holders of Rights, except the Acquiring Person, may exercise their rights to purchase shares of KANA’s Common

Stock with a market value of two times the purchase price (or other securities or assets as determined by KANA’s Board of Directors) upon payment of the purchase price (a “Flip-In Event”).

After the Distribution Date, if a Flip-In Event has already occurred and KANA is acquired in a merger or similar transaction, all holders of the Rights except the Acquiring Person may exercise their Rights upon payment of the purchase price to purchase shares of the acquiring corporation with a market value of two times the purchase price of the Rights (a “Flip-Over Event”).

Rights may be exercised to purchase shares of KANA’s Preferred Stock only after the occurrence of the Distribution Date and prior to the occurrence of a Flip-In Event as described above. A Distribution Date resulting from any occurrence described above would necessarily follow the occurrence of a Flip-In Event, in which case the Rights could be exercised to purchase shares of Common Stock or other securities as described above.

The Rights will expire on February 3, 2009 unless earlier redeemed or exchanged.

KANA’s Board may redeem all (but not less than all) of the Rights for a redemption price of $0.0001 per Right at any time prior to the later of the Distribution Date and the date of the first public announcement or disclosure by KANA that a person or group has become an Acquiring Person. Once the Rights are redeemed, the right to exercise the Rights will terminate, and the only right of the holders of the Rights will be to receive the redemption price. The redemption price will be adjusted if KANA declares a stock split or issues a stock dividend on its Common Stock.

After the later of the Distribution Date and the date of the first public announcement by KANA that a person or group has become an Acquiring Person, but before an Acquiring Person owns 50% or more of KANA’s outstanding Common Stock, KANA’s Board may exchange each Right (other than the Rights that have become void) for one share of Common Stock or an equivalent security.

KANA’s Board may adjust the purchase price of the Preferred Stock, the number of shares of the preferred shares issuable and the number of outstanding Rights to prevent dilution that may occur as a result of certain events, including a stock dividend, a stock split or a reclassification of the Preferred Stock or Common Stock. No adjustments to the purchase price of less than 1% will be made.

Before the time the Rights cease to be redeemable, KANA’s Board may amend or supplement the Rights Agreement without the consent of the holders of the Rights, except that no amendment may decrease the redemption price below $0.0001 per right. At any time thereafter, KANA’s Board may amend or supplement the Rights Agreement only to cure an ambiguity, to alter time period provisions, to correct inconsistent provisions or to make any additional changes to the Rights Agreement, but only to the extent that those changes do not impair or adversely affect any Rights holder and do not result in the Rights becoming redeemable.

Item 2.	Exhibits.

The following exhibits are filed as part of this registration statement:

Exhibit	Description
3.01	Second Amended and Restated Certificate of Incorporation as amended by the Certificate of Amendment dated April 18, 2000 (incorporated by reference to Exhibit 3.01 to Form 8-K filed on May 4, 2000).

3.02	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation dated April 18, 2001 (incorporated by reference to Exhibit 4.02 to Form S-8 filed on July 3, 2001).

3.03	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation filed on December 11, 2001 (incorporated by reference to Exhibit 4.03 to Form S-8 filed on January 18, 2002).

3.04	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation dated November 21, 2005.

3.05	Amended and Restated Bylaws, as amended October 12, 2001 (incorporated by reference to Exhibit 3.05 to Form 10-K filed on March 28, 2003).

3.06	Certificate of Designation of Series A Junior Participating Preferred Stock, as filed with the Secretary of State of Delaware on January 27, 2006 (incorporated by reference to Exhibit 3.01 to Form 8-K filed on January 31, 2006).

4.01	Form of Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.01 to Form S-1/A filed on May 18, 2001).

4.02	Form of Rights Certificate (incorporated by reference to Exhibit 4.01 to Form 8-K filed on January 31, 2006).

4.03	Rights Agreement, dated as of January 26, 2006, by and between Kana Software, Inc. and U.S. Stock Transfer Corporation (incorporated by reference to Exhibit 4.02 to Form 8-K filed on January 31, 2006).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: January 31, 2006

KANA SOFTWARE, INC.

By:	/s/ John M. Thompson
John M. Thompson
Executive Vice President & Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description
3.01	Second Amended and Restated Certificate of Incorporation as amended by the Certificate of Amendment dated April 18, 2000 (incorporated by reference to Exhibit 3.01 to Form 8-K filed on May 4, 2000).

3.02	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation dated April 18, 2001 (incorporated by reference to Exhibit 4.02 to Form S-8 filed on July 3, 2001).

3.03	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation filed on December 11, 2001 (incorporated by reference to Exhibit 4.03 to Form S-8 filed on January 18, 2002).

3.04	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation dated November 21, 2005.

3.05	Amended and Restated Bylaws, as amended October 12, 2001 (incorporated by reference to Exhibit 3.05 to Form 10-K filed on March 28, 2003).

3.06	Certificate of Designation of Series A Junior Participating Preferred Stock, as filed with the Secretary of State of Delaware on January 27, 2006 (incorporated by reference to Exhibit 3.01 to Form 8-K filed on January 31, 2006).

4.01	Form of Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.01 to Form S-1/A filed on May 18, 2001).

4.02	Form of Rights Certificate (incorporated by reference to Exhibit 4.01 to Form 8-K filed on January 31, 2006).

4.03	Rights Agreement, dated as of January 26, 2006, by and between Kana Software, Inc. and U.S. Stock Transfer Corporation (incorporated by reference to Exhibit 4.02 to Form 8-K filed on January 31, 2006).